Exhibit 5.1

SL Science Holding Limited 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D: E:	+852 3656 6054 nathan.powell@ogier.com
	D: E:	+852 3656 6061 florence.chan@ogier.com

	Reference:	FYC/AGC/519173.00001

31 July 2026

Dear Sirs

SL Science Holding Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended to date (the Act). The Registration Statement relates to the resale (the Resale) by certain shareholders of the Company as named in the Registration Statement (the Selling Shareholders), from time to time, of up to 1,040,000 ordinary shares of par value US$0.00001 each in the Company (the Ordinary Shares), consisting of (i) 780,000 Ordinary Shares currently held by the Selling Shareholders and (ii) 260,000 Ordinary Shares issuable upon conversion of 780,000 preferred shares of par value US$0.00001 each in the Company currently held by the Selling Shareholders (the Preferred Shares).

We are furnishing this opinion as Exhibits 5.1 and 23.1 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below).  A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 18 March 2025 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)the second amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 30 April 2026 and with effect on 12 June 2026 (the Memorandum and Articles);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(c)the certificate of good standing dated 20 July 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)the register of directors and officers of the Company dated 22 June 2026 (the ROD);

(e)the shareholder list of members of the Company as at 29 July 2026 provided to us on 30 July 2026 (the ROM, and together with the ROD, the Registers);

(f)the written resolutions of the sole director of the Company dated 9 May 2025 and 30 April 2026, respectively, approving, inter alia, the issuance of Ordinary Shares and Preferred Shares to the Selling Shareholders (the Reviewed Resolutions);

(g)a certificate from a director of the Company dated 30 July 2026 as to certain matters of facts (the Director's Certificate);

(h)the subscription agreements dated 12 February 2026, 23 February 2026, 3 March 2026 and 10 March 2026 entered into by and between the Company and the Selling Shareholders (the Subscription Agreements); and

(i)the Registration Statement.

2Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)all original documents examined by us are authentic and complete;

(b)all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)each of the Good Standing Certificate, the Registers and the Director's Certificate is accurate and complete as at the date of this opinion;

(e)the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)all copies of the Registration Statement are true and correct copies and the Registration Statement conforms in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)the Reviewed Resolutions were duly passed in accordance with the then memorandum and articles of the Company and remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the issuance of Ordinary Shares and Preferred Shares to the Selling Shareholders, and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the relevant Reviewed Resolutions;

(h)neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company, restructuring officer and no receiver has been appointed over any of the Company’s property or assets;

(i)there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(j)the Company has received consideration for the full issue price of the Ordinary Shares and Preferred Shares (as the case may be) issued to the Selling Shareholders pursuant to the Subscription Agreements, which shall be equal to at least the par value thereof;

(k)the Selling Shareholders are those shareholders to which the Company issued the Ordinary Shares and the Preferred Shares pursuant to the Reviewed Resolutions and the Subscription Agreements;

(l)the Company will, at the time of issuance, have sufficient authorised but unissued share capital to effect the issue of the underlying Ordinary Shares upon the conversion of Preferred Shares held by the Selling Shareholders being proposed for Resale as contemplated by the Registration Statement;

(m)no monies paid to or for the account of any party or any property received or disposed of by any party to the Subscription Agreements in connection with the Ordinary Shares and the Preferred Shares issued pursuant to the Subscription Agreements, or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively);

(n)each party (other than the Company) has capacity, power and authority to enter into and perform their obligations under the Subscription Agreements entered into by such parties in connection with the issuance of the Ordinary Shares and the Preferred Shares;

(o)the Subscription Agreements are legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (the Relevant Law) (other than, with respect to the Company, the laws of the Cayman Islands);

(p)no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares and Preferred Shares issued to the Selling Shareholders pursuant to the Subscription Agreements, and none of the such shares have been offered or issued to residents of the Cayman Islands; and

(q)the Company, prior to and upon the allotment and issuance of the Ordinary Shares and Preferred Shares to the Selling Shareholders, was, and is currently, able to pay its liabilities as they fall due.

3Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)The Company was duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands.

Authorised share capital

(b)The authorised share capital of the Company is US$50,000 divided into 4,950,000,000 ordinary shares of par value US$0.00001 each and 50,000,000 preferred shares of par value US$0.00001 each.

Issuance of shares

(c)The Ordinary Shares issued by the Company to the Selling Shareholders and being proposed for Resale as contemplated by the Registration Statement were validly issued, fully paid and non-assessable, except that such shares shall be subject to the restrictions as provided in the Subscription Agreements.

(d)The underlying Ordinary Shares issuable upon conversion of the Preferred Shares currently held by the Selling Shareholders and being proposed for Resale as contemplated by the Registration Statement, when:

(i)

issued by the Company upon due conversion of Preferred Shares in accordance with the terms and rights thereof as approved by the directors of the Company, the Registration Statement, the Reviewed Resolutions and the then memorandum and articles of association of the Company; and

(ii)	such issuance of Ordinary Shares has been duly registered in the Company's register of members as fully paid shares,

will be validly issued, fully paid and non-assessable, except that such shares shall be subject to the restrictions as provided in the Subscription Agreements.

4Limitations and Qualifications

4.1We offer no opinion:

(a)as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement (or as to how the commercial terms of the Resale reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents; or

(c)as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than, to the extent expressly provided herein, the Memorandum and Articles) entered into by or binding on the Company.

4.2Under the Companies Act (Revised) (Companies Act) of the Cayman Islands, annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar.  We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

4.4In this opinion, the phrase “non-assessable” means, with respect to the Ordinary Shares subject to Resale, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares subject to Resale by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

5Governing law of this opinion

5.1This opinion is:

(a)governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)limited to the matters expressly stated in it; and

(c)confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

This opinion may be used only in connection with the Resale and while the Registration Statement is effective.

Yours faithfully

/s/ Ogier

Ogier